Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR A SALE IN COMPLIANCE WITH RULE 144 UNDER THE ACT.

CONVERTIBLE PROMISSORY NOTE

No. PN-[__]	Date of Issuance:
$[________]	[________], 2019

FOR VALUE RECEIVED, Phunware, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [________] (the “Lender”) the principal sum of [________] ($[________]), together with interest thereon from the date of this Note. Interest shall accrue at a rate of seven percent (7%) per annum. Interest shall be computed on the basis of a year of three hundred sixty-five (365) days for the actual number of days elapsed. Unless earlier converted into Conversion Shares pursuant to Section 2 of that certain Note Purchase Agreement by and among the Company, the Lender and certain other lenders dated as of June 3, 2019 (the “Purchase Agreement”), the principal and accrued interest shall be due and payable by the Company as follows:

Commencing on the First Payment Date and continuing on each Interest Payment Date thereafter until June 1, 2021, all unpaid and accrued interest shall be payable quarterly in arrears as it accrues on the outstanding principal; and

Beginning June 30, 2021, equal monthly installments of principal and interest shall be due and payable on the last day of each month, with principal payments amortized over a three year period, with a final installment consisting of all remaining unpaid principal and accrued interest due and payable in full on the Maturity Date.

Notwithstanding anything to the contrary set forth in this Note: (i) the Lender may elect to defer payment by the Company of all unpaid and accrued interest under this Note by providing written notice to the Company of such election; and (ii) on any such election, all unpaid and accrued interest under this Note shall be due and payable on the earlier to occur of (a) the payment in full of all remaining unpaid principal, and (b) the conversion of this Note pursuant to Section 2 of the Purchase Agreement. For the avoidance of doubt, on any conversion of this Note pursuant to the preceding clause (b), any interest so deferred shall be converted into Conversion Shares, along with all remaining unpaid principal, on the terms set forth in Section 2 of the Purchase Agreement.

This Note is one of a series of Notes issued pursuant to the Purchase Agreement, and capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1. Payment. All payments made by the Company shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to accrued interest due and payable and any remainder applied to principal.

2. No Security. This Note is a general unsecured obligation of the Company.

3. Conversion of the Notes. This Note and any amounts due hereunder shall be convertible into Conversion Shares in accordance with the terms of Section 2 of the Purchase Agreement. As promptly as practicable after the conversion of this Note pursuant to Section 2 of the Purchase Agreement, upon surrender of this Note the Company at its expense shall either, at the Company’s option, (i) issue and deliver to the holder of this Note a certificate or certificates for the number of whole Conversion Shares issuable upon such conversion, or (ii) cause the Company’s transfer agent to provide to the holder of this Note a book-entry statement evidencing the Conversion Shares issuable upon such conversion. The Company covenants that all Conversion Shares issued upon conversion of this Note will, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens, and charges caused or created by the Company with respect to the issue thereof.

4. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note, and the provision of notice pursuant to this Note shall be conducted pursuant to the terms of the Purchase Agreement.

5. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. Any transfer of this Note may be effected only pursuant to the terms of the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Lenders.

6. Directors and Officers Not Liable. In no event shall any director or officer of the Company be liable for any amounts due and payable pursuant to this Note.

7. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware as applied to other instruments made by Delaware residents to be performed entirely within the State of Delaware.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE PURCHASE AGREEMENT, THE UNDERLYING SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8. Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby and this Note shall nevertheless be binding between the Company and the Lender.

9. Event of Default. If any Event of Default (as defined below) occurs, at the option and upon the written notice by the Majority Noteholders to the Company (which election and notice shall not be required in the case of an Event of Default under Section 9(c)), this Note shall accelerate and all principal and unpaid accrued interest shall be due and payable, and the holder of this Note may enforce payment of all amounts due and owing under this Note and exercise all remedies granted to it at law, in equity, or otherwise. The occurrence of any one or more of the following shall constitute an “Event of Default”:

a.	The Company fails to pay any of the principal due under this Note within thirty (30) days after the date that any such amount becomes due and payable, and such failure has continued for more than thirty (30) days after the Company’s receipt of written notice of such failure;

b.	The Company fails, on at least three (3) consecutive Interest Payment Dates, to pay the interest due under this Note within ten (10) days after the applicable Interest Payment Date, and the Company fails to bring such interest payments current within thirty (30) days after the Company’s receipt of written notice requesting same; provided, however, that this Section 9(b) shall not apply if the Lender has previously elected in writing to defer the payment of interest as contemplated by this Note;

c.	The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

d.	An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect), or a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official is appointed to take possession, custody or control of any property of the Company.

(signature page follows)

IN WITNESS WHEREOF, the Company has executed this Note as of the date first written above.

COMPANY:

PHUNWARE, INC.

By:
Alan S. Knitowski, Chief Executive Officer

Signature Page to Phunware, Inc.

Convertible Promissory Note